Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 796-8350 fax: (617) 796-8385

FOR IMMEDIATE RELEASE
Contacts:
Timothy A. Bonang, Manager of Investor Relations or,
Katherine L. Johnston, Investor Relations Analyst
(617) 796-8245
www.fivestarqualitycare.com

Five Star Quality Care, Inc. Announces Holdings of Auction Rate Securities

Newton, MA (February 26, 2008):  Five Star Quality Care, Inc. (AMEX: FVE) today issued the following statement:

Since 2006, Five Star has invested cash in excess of its operating working capital requirements in auction rate securities, primarily securities issued by entities which operate student loan programs pursuant to the Federal Family Education Loan Program.  The total amount of these investments by Five Star at this time is approximately $75.4 million.

Historically, Five Star has had the option to liquidate its investment in auction rate securities whenever the interest rate on these securities is reset, usually every 35 days or less.  Within the past few days the scheduled interest rate reset auctions for approximately $17.2 million of these securities have failed to close.  As a result of the failed auctions, the interest payable to Five Star on these securities has increased, but Five Star has not had the option to liquidate these investments for cash.  At this time Five Star is unable to predict the outcome of any future auctions for the auction rate securities it owns.

All of the auction rate securities owned by Five Star were rated “AAA” by at least one nationally recognized rating agency when Five Star purchased these securities.  To Five Star’s knowledge, none of these securities has been downgraded.  The final maturity dates for the auction rate securities which Five Star owns range from 2032 to 2047.

Five Star’s investments in auction rate securities were limited to funds Five Star had intended for possible long term investments in its businesses.  The funds invested in these securities were not money Five Star uses to fund its current operations.  Five Star maintains significant cash positions to fund its operations as well as a revolving bank credit facility for up to $40 million which is currently undrawn.  Also, Five Star’s 3.75% convertible notes are not subject to being called until October 2013, and these notes are Five Star’s only material debt obligation.  Accordingly, Five Star does not believe that its inability to currently access cash for its investments in auction rate securities will have any adverse impact upon its current operations.  However, if the current capital market dislocations continue for a prolonged period, Five Star’s expansion plans and future financial flexibility may be limited.  Five Star is currently in discussion with the broker dealer who distributed the auction rate securities Five Star owns to find a longer term solution to improve Five Star’s cash liquidity.

Five Star Quality Care, Inc. is a healthcare services company which operates healthcare and senior living communities.  Five Star owns, leases and operates 169 senior living facilities with over 18,700 living units located in 29 states.  These communities include independent living, assisted living and skilled nursing communities.  Five Star also operates six institutional pharmacies and two rehabilitation hospitals.  Five Star is headquartered in Newton, MA.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  THESE FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE BASED UPON FIVE STAR’S CURRENT BELIEFS AND EXPECTATIONS BUT THEY ARE NOT GUARANTEED TO OCCUR AND THEY MAY NOT OCCUR.  FOR EXAMPLE:

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THIS PRESS RELEASE STATES THAT FIVE STAR’S CURRENT INABILITY TO RECEIVE CASH PROCEEDS FOR ITS AUCTION RATE SECURITIES INVESTMENTS IS NOT EXPECTED TO HAVE ANY ADVERSE IMPACT UPON ITS CURRENT OPERATIONS. HOWEVER, FIVE STAR IS NOT ABLE TO PRECISELY PREDICT ITS OPERATING CASH REQUIREMENTS. ALSO, FIVE STAR CAN NOT PREDICT HOW LONG IT MAY BE UNABLE TO REALIZE CASH PROCEEDS FOR ITS AUCTION RATE SECURITIES. IF FIVE STAR’S WORKING CAPITAL REQUIREMENTS INCREASE TO A LEVEL ABOVE THE AMOUNTS ANTICIPATED AT THIS TIME OR IF THE CURRENT MARKET CONDITIONS PERSIST FOR AN EXTENDED PERIOD, FIVE STAR’S INABILITY TO LIQUIDATE ITS INVESTMENTS IN AUCTION RATE SECURITIES MAY ADVERSELY AFFECT ITS OPERATIONS.

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THIS PRESS RELEASE STATES THAT THE INTEREST RATE PAYABLE TO FIVE STAR ON ITS INVESTMENTS IN AUCTION RATE SECURITIES WILL INCREASE AS A RESULT OF FAILED AUCTIONS. THESE SECURITIES ARE HIGHLY RATED AND FIVE STAR EXPECTS THAT THE ISSUERS OF THESE SECURITIES WILL PAY THE INCREASED INTEREST; HOWEVER, FIVE STAR CAN PROVIDE NO ASSURANCE THAT THEY WILL DO SO. ALSO, IN THE EVENT FIVE STAR DETERMINES TO SELL ANY OF ITS AUCTION RATE SECURITIES IN THE PRESENT MARKET CONDITIONS, FIVE STAR DOES NOT KNOW IF IT WILL BE ABLE TO DO SO OR IF SUCH SALES MAY RESULT IN CAPITAL LOSSES.

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THIS PRESS RELEASE STATES THAT FIVE STAR HAS AN UNDRAWN REVOLVING BANK CREDIT FACILITY FOR $40 MILLION. THIS CREDIT FACILITY CURRENTLY EXPIRES IN 2009, AND FIVE STAR’S ABILITY TO MAKE DRAWINGS IS SUBJECT TO CUSTOMARY TERMS AND CONDITIONS. BECAUSE OF THE VOLATILITY OF CREDIT MARKET CONDITIONS, FIVE STAR IS UNABLE TO PREDICT WHETHER IT WILL BE ABLE TO RENEW THIS FACILITY WHEN IT EXPIRES AND WHETHER ALL OF THE TERMS

AND CONDITIONS FOR DRAWINGS UNDER THIS FACILITY CAN BE CONSISTENTLY SATISFIED.

INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON OUR FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS.  EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW, FIVE STAR UNDERTAKES NO OBLIGATIONS TO UPDATE OR REVISE ANY FORWARD LOOKING STATEMENTS OR IMPLICATIONS AS A RESULT OF NEW INFORMATION OR FUTURE EVENTS.

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